UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.      )

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5790 Widewaters Parkway
DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Community Bank System, Inc.:

Community Bank System, Inc., a Delaware corporation (the “Company”), will hold an annual meeting of shareholders at the Greater Oneida Kallet Civic Center, 159 Main Street, Oneida, New York 13421 on Wednesday, May 18, 2016 at 1:00 p.m. local time for the following purposes:

1.	To elect four directors to the Board of Directors for stated terms;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016; and

4.	To transact any other business which may properly come before the Meeting or any adjournment thereof.

The shareholders of record at the close of business on March 21, 2016, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Danielle M. Cima
Secretary

April 1, 2016

IMPORTANT NOTICE

Please vote your shares by one of the following methods as soon as possible, whether or not you plan to attend the Annual Meeting: (1) a toll-free telephone call, (2) the Internet, or
(3) the enclosed proxy in the postage paid envelope provided. If you hold shares through a broker or other custodian, please complete the voting instructions of that broker or custodian.
Brokers may not vote your shares on the election of directors or the advisory vote on compensation in the absence of your specific instructions as to how to vote.
Please vote your shares so your vote can be counted.

2

5790 Widewaters Parkway
DeWitt, New York 13214-1883

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 18, 2016

This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 1:00 p.m. local time on Wednesday, May 18, 2016, at the Greater Oneida Kallet Civic Center, 159 Main Street, Oneida, New York 13421.  This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately April 1, 2016.

The proxy materials relating to the 2016 Annual Meeting and the 2015 Annual Report are available on the Internet.  Please go to http://ir.communitybanksystem.com/docs.aspx?iid=100185 to view and obtain the materials online.

VOTING RIGHTS AND PROXIES

The Board has fixed the close of business on March 21, 2016 as the record date for determining which Shareholders are entitled to notice of, and to vote at, the Meeting.  At the close of business on the record date, 44,059,890 shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company’s only class of voting stock.  Each share of outstanding common stock is entitled to one vote with respect to each proposal to come before the Meeting.  The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.

If the enclosed form of proxy (the “Proxy”) is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.  An abstention by a Shareholder with respect to a matter to be voted on will be counted for purposes of determining the presence of a quorum and will have the effect of a vote cast against the matter being voted on at the Meeting.  Any broker non-votes will be counted as being present for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter being voted on at the Meeting.

Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise.  A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company’s address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

For beneficial owners who vote their proxies by instructing their brokers or nominees, if a Shareholder instructed his or her broker or nominee to vote such shares, the beneficial owner can change his or her vote only by following the broker’s or nominee’s instructions for doing so.  A beneficial owner can only change his or her vote at the Meeting if he or she has obtained a “legal proxy” from the broker or other nominee holding the shares that confirms the beneficial ownership of the shares and gives the beneficial owner the right to vote his or her shares at the Meeting.

The Company will pay its costs relating to the solicitation of Proxies.  The Company has retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003 to assist in soliciting Proxies for a base fee of $6,000 plus reasonable and approved out-of-pocket expenses.  Proxies may be solicited by officers, directors, and staff members of the Company personally, by mail, by telephone, or by other electronic means.  The Company will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of the Company’s stock.

The Annual Report of the Company for the fiscal year ended December 31, 2015, incorporating the Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”), is being sent to Shareholders with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is information about the number of shares held by persons the Company knows to be the beneficial owners of more than 5% of the Company’s outstanding stock.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class (3)

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,029,349 (1)	9.15%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,138,151(2)	7.12%

(1)
The information is based on a Schedule 13G filed with the SEC on January 26, 2016 reporting the beneficial ownership as of December 31, 2015.  BlackRock, Inc. reported that it has sole voting power with respect to 3,935,817 shares and sole dispositive power with respect to all shares listed.

(2)
The information is based on a Schedule 13G filed with the SEC on February 11, 2016 reporting the beneficial ownership as of December 31, 2015.  The Vanguard Group, Inc. reported that it has sole voting power with respect to 53,838 shares and sole dispositive power with respect to 3,080,313 shares.

(3)
The ownership percentages set forth in this column are based on the assumption that each of the beneficial shareholders continued to own the number of shares reflected in the table above on March 21, 2016.

PROPOSAL ONE:  ELECTION OF DIRECTORS AND INFORMATION WITH
RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS

The first proposal to be acted upon at the Meeting is the election of four directors, all of whom shall hold office for three years.  Directors Mark J. Bolus, Nicholas A. DiCerbo, James A. Gabriel, and Edward S. Mucenski, whose terms are scheduled to expire as of the date of the Meeting, will stand for re-election.  The nominees who receive the greatest number of votes “for,” represented in person or by proxy at the Meeting, will be elected directors, subject to the Company’s majority voting standard set forth below.  Abstentions and broker non-votes will not have an impact on the election of directors.

Notwithstanding the application of plurality voting in the election of directors, under the Company’s majority voting standard policy adopted by the Board, if the election of directors is uncontested, a director nominee who does not receive the votes of at least the majority of votes cast with respect to such nominee’s election is expected to tender to the Board his or her resignation promptly following the certification of election results.  The Nominating and Corporate Governance Committee (“Corporate Governance Committee”) will make a recommendation to the Board whether to accept or reject such resignation.  The Board will act on the resignation, taking into consideration the Corporate Governance Committee’s recommendation, and will publicly disclose the decision and its rationale within 90 days of the certification of the election results.  If the Board does not accept the resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation.  If the Board accepts the nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company’s Bylaws.

All Proxies in proper form which are received prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy.  In the event any nominee declines or is unable to serve, the proxy agents intend to vote for the election of a successor nominee, if any, as the Board may recommend.  All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.  The 13 members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until they reach the mandatory retirement age in accordance with the Company’s Bylaws.  As of December 31, 2015, James A. Wilson retired from the Board in accordance with the Company’s mandatory retirement policy.

For each nominee standing for election at the Meeting and for each director of the Company whose term of office continues after the Meeting, the Corporate Governance Committee considered the business experience set forth in the table below, as well as the additional qualifications set forth in the section entitled “Qualifications of Directors,” to determine that such director is qualified to serve on the Board.

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

Shares of Company Common Stock Beneficially Owned (b) as of March 21, 2016 (c)
Name and Age	Director of the Company Since	Business Experience During Past Five Years (a)	Number (d)	Percent
Nominees and Directors (for terms to expire at Annual Meeting in 2019):
Mark J. Bolus Age 50	2010	President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a regional transportation company, headquartered in Scranton, Pennsylvania.	109,165 (e)	.25%

Nicholas A. DiCerbo Age 69	1984	Attorney, law firm of DiCerbo Morgan, PLLC, Olean, New York; prior to 2016, senior partner of the law firm of DiCerbo & Palumbo, Olean, New York; Chair of the Board of the Company.	219,571 (e)	.50%

Shares of Company Common Stock Beneficially Owned (b) as of March 21, 2016 (c)
Name and Age	Director of the Company Since	Business Experience During Past Five Years (a)	Number (d)	Percent

James A. Gabriel Age 68	1984	Attorney, law firm of Franklin & Gabriel, Ovid, New York.	130,074.29%

Edward S. Mucenski Age 68	2010	Managing Director of Pinto, Mucenski, Hooper, VanHouse & Co., P.C., Certified Public Accountants, a regional firm located in Potsdam, New York that provides accounting, tax and financial services.	27,751 (e)	*
Directors (for term to expire at Annual Meeting in 2017):

Brian R. Ace Age 61	2003	Prior to retirement in 2015, owner and operator of Laceyville Hardware, a full service home product retail store in Laceyville, Pennsylvania.	101,834 (e)	*

James W. Gibson, Jr. Age 69	2009	Prior to retirement in 2004, partner at the firm of KPMG, LLP in New York, New York providing accounting, auditing and other related services to financial institutions and businesses in the New York area.	40,383	*

Michael R. Kallet Age 65	2015	Former Chief Executive Officer of Oneida Financial Corp. (“Oneida Financial”) and Oneida Savings Bank until retirement in 2015	119,526 (e)	.27%

John Parente Age 49	2010	Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations, headquartered in Wilkes-Barre, Pennsylvania.	114,958 (e)	.26%

John F. Whipple, Jr. Age 60	2010	Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.	25,130 (e)	*

Shares of Company Common Stock Beneficially Owned (b) as of March 21, 2016 (c)
Name and Age	Director of the Company Since	Business Experience During Past Five Years (a)	Number (d)	Percent
Nominees and Directors (for term to expire at Annual Meeting in 2018)

Neil E. Fesette Age 50	2010
President and Chief Executive Officer of Fesette Realty, LLC and Fesette
Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.
			16,783 (e)	*

Sally A. Steele Age 60	2003	Attorney, general practice with concentration in real estate, oil and gas rights, and business law, Tunkhannock, Pennsylvania.	80,728 (e)	*

Eric E. Stickels Age 54	2015	Former President and Chief Operating Officer of Oneida Financial, and President and Chief Operating Officer of Oneida Savings Bank until retirement in 2015.	58,709 (f)	*

Mark E. Tryniski Age 55	2006	President and Chief Executive Officer of the Company. Prior service with the Company as Executive Vice President and Chief Operating Officer (March 2004 - July 2006) and Executive Vice President and Chief Financial Officer (July 2003 - February 2004). Prior to 2003, partner at the firm of PricewaterhouseCoopers LLP in Syracuse, New York.	240,897.55%

Shares of Company Common Stock Beneficially Owned (b) as of March 21, 2016 (c)
Name and Age	Business Experience During Past Five Years (a)	Number (d)	Percent
The following information summarizes the security ownership of named executive officers of the Bank who are not directors:
Scott A. Kingsley Age 51	Executive Vice President and Chief Financial Officer. Prior to August 2004, Vice President and Chief Financial Officer of Carlisle Engineered Products, Inc.	81,255	*

Brian D. Donahue Age 60	Executive Vice President and Chief Banking Officer.	105,299	*

George J. Getman Age 59	Executive Vice President and General Counsel. Prior to January 2008, partner at Bond, Schoeneck & King, PLLC.	60,085	*

Joseph F. Serbun Age 55	Senior Vice President and Chief Credit Officer. Prior service with the Company as Vice President and Commercial Team Leader (January 2008 – June 2010). Prior to January 2008, Vice President at JPMorgan Chase Bank, N.A. in Syracuse, New York.	20,035	*

Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (17 persons)		1,552,183	3.48%

*	Represents less than .25% of the Company’s outstanding shares.

(a)
Other than (1) Mr. Tryniski who has served as a director of CONMED Corporation since 2007, (2) Mr. Kallet who served as a director of Oneida Financial from 1997 until December 2015, and (3) Mr. Stickels who served as a director of Oneida Financial from December 2013 until December 2015, no nominee or continuing Director of the Company holds, or has held in the past five years, a directorship with any public company (other than the Company) which is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or with any company which is a registered investment company under the Investment Company Act of 1940.

(b)
Represents all shares as to which the named individuals possessed sole or shared voting or investment power as of March 21, 2016.  Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or Director.  The share ownership numbers for certain Directors include shares that would be issuable upon exercise of offset options granted to these Directors in order to reduce the Company’s liability under its Stock Balance Plan.  See footnote “(d)” to this table for the number of currently exercisable stock options held by specific Directors.

(c)
The listed amounts include shares as to which certain Directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 5,667 shares jointly with his wife, his wife holds 130 shares, and 18,225 shares are held in Mr. Ace’s simplified employee pension plan; Mr. Bolus holds 46,296 shares jointly with his wife, 6,127 shares as Trustee of the Mark Bolus Trust, 4,627 shares as Trustee of the Austin Bolus Trust, 4,627 shares as Trustee of the Noah Bolus Trust, 4,627 shares as Trustee of the Paige Bolus Trust, 4,627 shares as Trustee of the Taylor Bolus Trust, and 761 shares are held by his children; Mr. DiCerbo holds 154,987 shares jointly with his wife, and 962 shares are held in his wife’s IRA account; Mr. Donahue is the beneficial owner of 7,394 shares held by the Company’s 401(k) Plan; Mr. Getman’s wife holds 895 shares and he is the beneficial owner of 4,208 shares held by the Company’s 401(k) Plan; Mr. Gibson holds 8,029 shares jointly with his wife; Mr. Kallet is the beneficial owner of 50,344 shares held by the Company’s 401(k) Plan, 10,226 shares held by the Oneida Financial Employee Stock Ownership Plan, his wife owns 8,759 shares, and he is the trustee and beneficiary of a trust that owns 5,606 shares; Mr. Kingsley is the beneficial owner of 4,821 shares held by the Company’s 401(k) Plan; Mr. Mucenski holds 1,087 shares jointly with his wife, his wife holds 1,485 shares, and 7,317 shares are held in his 401(k) account; Mr. Parente’s children hold 30,000 shares in trusts (Mr. Parente disclaims beneficial ownership of these shares); Mr. Serbun is the beneficial owner of 315 shares held by the Company’s 401(k) Plan; Ms. Steele holds 40,527 shares jointly with her husband, 2,320 shares are held in Ms. Steele’s 401(k) account, and 1,202 shares are held in Ms. Steele’s simplified employee pension plan; Mr. Stickels’ wife owns 1,731 shares and is the beneficial owner of 4,134 shares held by the Company’s 401(k) Plan and 2,314 shares held by the Oneida Financial Employee Stock Ownership Plan and he is the beneficial owner of 24,263 shares held by the Company’s 401(k) Plan and 7,671 shares held by the Oneida Financial Employee Stock Ownership Plan; and Mr. Tryniski is the beneficial owner of 15,551 shares held by the Company’s 401(k) Plan.

(d)
Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of March 21, 2016, through exercise of stock options issued by the Company: Mr. Ace, 55,246 shares; Mr. Bolus, 20,770 shares; Mr. DiCerbo, 20,924 shares; Mr. Donahue, 60,227 shares; Mr. Fesette, 16,678 shares; Mr. Gabriel, 52,494 shares; Mr. Getman, 30,204 shares; Mr. Gibson, 30,354 shares; Mr. Kingsley, 45,542 shares; Mr. Mucenski, 16,678 shares; Mr. Parente, 21,011 shares; Mr. Serbun, 9,949 shares; Ms. Steele, 36,679 shares; Mr. Stickels, 4,246 shares; Mr. Tryniski, 117,730 shares; and Mr. Whipple, 24,861 shares.  These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(e)
In addition to the number of shares of common stock reported as beneficially owned, the following Directors have elected to defer cash director fees under the director deferred compensation plan resulting in such Directors holding at risk share equivalent units, which are subject to fluctuations in the market price of the Company’s stock, in the following amounts as of March 21, 2016:  Mr. Ace, 22,727 units; Mr. Bolus 5,964 units; Mr. DiCerbo, 52,064 units; Mr. Fesette 8,434 units; Mr. Kallet, 354 units; Mr. Mucenski 7,913 units; Ms. Steele, 25,380 units; and Mr. Whipple, 10,534 units.

(f)
Subject to the exercise of the fiduciary duties of the Board, Messrs. Kallet and Stickels were nominated to the Board pursuant to the Agreement and Plan of Merger, dated February 24, 2015, by and between the Company and Oneida Financial.

CORPORATE GOVERNANCE

The Company maintains a corporate governance section on its website which contains our principal governance documents including the Company’s Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company’s Whistleblower Policy, and the Committee Charters for the Audit, Compliance and Risk Management Committee, Compensation Committee, and the Corporate Governance Committee.  These corporate governance documents are available on our website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 or a copy will be provided free of charge to any shareholder or interested party who requests a copy from the Company.

Majority Voting Standard Policy

In 2015, the Board adopted a majority voting standard policy in accordance with current corporate governance practices.  Under the policy, if the election of directors is uncontested, a director nominee who does not receive the votes of at least the majority of votes cast with respect to such nominee’s election is expected to tender to the Board his or her resignation promptly following the certification of election results.  The Corporate Governance Committee will recommend that the Board accept or reject such resignation.  The Board will act on the resignation, taking into consideration the Corporate Governance Committee’s recommendation, and will publicly disclose the decision and the rationale behind it within 90 days of the certification of the election results.  If the Board does not accept the resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation.  If the Board accepts the nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company’ s Bylaws.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board to be comprised of at least a majority of independent directors.  The Board has determined that 11 of the 13 Directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.  To assist it in determining director independence, the Board uses standards which conform to, or are more exacting than, the NYSE independence requirements.  Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless, within the preceding three years: (i) the director was employed by the Company or received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv).  In determining whether a director is independent, the Board reviews the stated standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.

Based on these independence standards, the Board determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during such year and continue to be deemed independent by the Board:  Brian R. Ace, Mark J. Bolus, Neil E. Fesette, James A. Gabriel, James W. Gibson, Jr., Michael R. Kallet, Edward S. Mucenski, John Parente, Sally A. Steele, Eric E. Stickels, John F. Whipple, Jr., and James A. Wilson (retired).

In reviewing the independence of Neil E. Fesette, James A. Gabriel, and Eric E. Stickels, the Board considered the transactions described in the section entitled “Transactions with Related Persons.”  The Board determined that the disclosed transactions were at market terms and pricing, consistent with the best interests of the Company and, based on the nature of the transactions, would not interfere with the exercise of such director’s independent judgment.

Board Leadership Structure

The Company’s long-standing practice is to have a separation of the position of Chair of the Board and Chief Executive Officer.  In addition, the Company maintains a Lead Director structure to provide an additional source of independent leadership for the Board in the event the Chair of the Board is not deemed to be an independent director.  The Chair of the Audit, Compliance and Risk Management Committee will serve as the Lead Director of the Board and preside at executive sessions of the Board unless the independent directors select a different independent director to serve as the Lead Director.

The duties of the Lead Director include, but are not limited to, the following: (i) presiding at all meetings of the Board at which the Chair is not present and at executive sessions of the Board, (ii) serving as a liaison between the Chair and the independent directors, (iii) making recommendations and approving matters to be considered by the Board including agenda items, information to be provided to the Board and the schedule of meetings, (iv) authority to call meetings of the independent directors, and (v) serving as an independent point of contact for Shareholders wishing to communicate with the Board.

Both the Board Chair and Committee Chairs are subject to four year term limits, unless waived by the Board, providing for continuous development of strong leadership qualities on the Board.  In addition, the Company encourages Committee Chairs and directors to participate in continuing board education opportunities and includes educational opportunities as a component of Board meetings over the course of each year.

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive sessions at the end of Board and Committee meetings as appropriate on a regular basis, without the Company’s management and non-independent directors present, to facilitate full discussion of important matters.  The Lead Director presides over these executive sessions of the Board.

Board Committees

Among its standing committees, the Company has an Audit, Compliance and Risk Management Committee, a Compensation Committee, and a Corporate Governance Committee.  As described more fully in the Audit Committee Report contained in this Proxy Statement, the Audit, Compliance and Risk Management Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees risk management functions, and selects the Company’s independent auditors.  The Audit, Compliance and Risk Management Committee held eight meetings during 2015, and its present members are Directors Edward S. Mucenski (Chair), James W. Gibson, Jr., John Parente, Sally A. Steele, and John F. Whipple, Jr.  The Board has determined that each of the Audit, Compliance and Risk Management Committee’s members is independent as defined by the NYSE rules.

The Company’s Compensation Committee reviews and makes recommendations to the Company’s and the Bank’s Boards regarding compensation and employee benefits matters.  As described more fully in the section entitled “Compensation Discussion and Analysis,” the Compensation Committee reviews the compensation of employees in the aggregate, and the salaries and performance of named executive officers are reviewed individually.  The Compensation Committee held five meetings in 2015, and its present members are Directors Mark J. Bolus (Chair), Neil E. Fesette, James W. Gibson, Jr., and Edward S. Mucenski.  The Board has determined that each of the Compensation Committee’s members is independent as defined by the NYSE rules.

The Company’s Corporate Governance Committee evaluates and maintains corporate governance policies and makes recommendations to the Board for nominees to serve as directors.  The Corporate Governance Committee will consider written recommendations by Shareholders for nominees to serve on the Board which are sent to the Secretary of the Company at the Company’s main office.  The Corporate Governance Committee held four meetings in 2015, and its present members are Directors Brian R. Ace (Chair), Mark J. Bolus, Neil E. Fesette, and John F. Whipple, Jr.  The Board has determined that each of the Corporate Governance Committee’s members is independent as defined by the NYSE rules.  The Corporate Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and free of charge in print to any Shareholder or interested party who requests it.

The President and Chief Executive Officer of the Company serves as a non-voting ex officio member of all Board committees except the Audit, Compliance and Risk Management Committee, the Compensation Committee, and Corporate Governance Committee, and receives no compensation for serving in this capacity.

Qualification of Directors

In considering candidates for the Board, the Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials.  Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad and relevant experience; integrity; sound and independent judgment; experience and knowledge of the business environment and markets in which the Company operates; business acumen; and willingness to devote adequate time to Board duties.  The Corporate Governance Committee considers diversity, but does not have a specific policy, in the context of the Board as a whole including personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.  The Board believes that each Director should have an understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors.  Prior to nominating an existing Director for re-election to the Board, the Board and the Corporate Governance Committee consider and review, among other relevant factors, the existing Director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the Director brings to the composition of the Board as a whole.

In selecting the current Directors and nominees who serve on the Company’s Board, the Corporate Governance Committee considered each individual’s business experience set forth below and the foregoing qualifications.  In addition, the Corporate Governance Committee considered each individual’s experience and knowledge of the banking and financial services industry, knowledge of and standing in key geographic markets in which the Company operates, experience and knowledge with the organization, business model and strategic plans related to the Company’s success, independence in judgment and regulatory standards, special skills relevant to overall composition of the Board, including financial and accounting expertise, service with public companies, and experience in real estate and commercial finance.  The Corporate Governance Committee and the Board believe that each Director and nominee brings his or her own particular expertise, knowledge and experience that provides the Board as a whole with the appropriate mix of skills, characteristics and attributes to work together and fulfill the Board’s oversight responsibilities to the Company’s Shareholders.

The Company’s Bylaws and Corporate Governance Guidelines provide for (i) a mandatory retirement age of 70, (ii) advance notice prior to serving on another public company board, and (iii) review of continued Board membership in the event of a significant change in the responsibilities or job position of a director.

The following information describes the experience and attributes held by each member of the Board relevant to his or her qualifications to serve on the Board:

Mr. Ace currently serves as the Chair of Company’s Corporate Governance Committee and a member of the Trust and Financial Services Committee.  Mr. Ace is the former President of Laceyville Hardware and brings to the Board his business experience and an understanding of the business environment in Northeast Pennsylvania.  He also has over 20 years of experience serving as a director of a national bank and previously served on the Company’s Audit, Nominating and Compensation Committees.  Because of this significant period of service, Mr. Ace is thoroughly familiar with the duties and responsibilities of public company audit, nominating and compensation committees and brings this knowledge and expertise to the committees on which he serves.

Mr. Bolus serves as the Chair of the Company’s Compensation Committee and a member of its Corporate Governance Committee and Strategic and Executive Committee.  He is the President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a transportation company serving the Northeastern region of the United States from Scranton, Pennsylvania and has 25 years of management experience in the freight transportation industry.  His business experience provides the Board with insight into the economic and business environment in Upstate New York and Northeast Pennsylvania, key geographic markets for the Company.  The Board also benefits from his considerable experience in real estate matters.

Mr. DiCerbo serves as the Chair of the Company’s Board.  As an of counsel attorney with the law firm DiCerbo Morgan, PLLC, and as a former senior partner of the law firm DiCerbo & Palumbo, Mr. DiCerbo has represented banks and financial institutions on a wide variety of matters and has extensive experience with legal issues that impact financial institutions.  In addition to his relevant legal experience, he has more than 30 years experience as a member of a public company board.  Mr. DiCerbo chaired the Company’s Strategic and Executive Committee for over 15 years and has developed significant mergers and acquisition expertise during his tenure.  His service on the Company’s Board, combined with his legal knowledge and experience, permit him to provide the Board with valuable input regarding the Company’s strategic goals.

Mr. Fesette serves as a member of the Company’s Compensation Committee, Strategic and Executive Committee, and Corporate Governance Committee.  He is the President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.  He has extensive expertise in the real estate market in Upstate New York and key geographic markets where the Company operates.  Plattsburgh is one of the Bank’s primary regions and Mr. Fesette’s knowledge regarding its economic development and areas of opportunity is a substantial benefit to the Board.  Over the course of his service on the Board, Mr. Fesette has developed an expertise with corporate governance matters and succession planning, which are key skills required for his service on the Compensation and the Corporate Governance Committees.

Mr. Gabriel serves as the Chair of the Bank’s Trust and Financial Services Committee, the Vice Chair of the Loan/ALCO Committee, and a member of the Company’s Strategic and Executive Committee.  As a partner of the law firm of Franklin & Gabriel, he has developed an expertise with banking services, lending, and real estate transactions.  He has served for more than 30 years as a member of a public company board of directors and developed a keen understanding of the opportunities and challenges facing financial institutions in the Company’s geographic markets.  He served as Chair of the Board for seven years during a period of rapid growth of the Company and has significant knowledge and experience relating to banking matters generally and specifically with respect to the Company’s lending activities and its ancillary financial services businesses.

Mr. Gibson is a member of the Company’s Audit, Compliance and Risk Management and Compensation Committees.  He is a retired partner of KPMG, LLP (“KPMG”) in New York, New York where he developed extensive experience with national and regional banks.  During his 33 years of service as a certified public accountant at KPMG, Mr. Gibson was responsible for overseeing accounting, auditing and other related services to financial institutions located in Upstate New York, the Ohio Valley region and metropolitan New York.  He also developed extensive experience with SEC filings and served as an associate SEC reviewing partner prior to assuming the responsibilities for KPMG’s financial services practice in Long Island, New York.  Through his service as managing partner of KPMG’s Syracuse, New York office, he acquired strong management and human resources experience.  The Board has deemed him an “audit committee financial expert” as defined by the SEC rules.  Based upon Mr. Gibson’s long tenure with KPMG and his focus on financial institutions, Mr. Gibson provides the Board with an exceptional level of financial experience, as well as insight on the duties and responsibilities of public company audit and compensation committees.

Mr. Kallet serves as a member of the Trust and Financial Services Committee.  He has over 30 years of experience in the banking industry previously serving as the Chief Executive Officer of Oneida Financial and Oneida Savings Bank.  In addition to his service as an executive, Mr. Kallet served as a director of Oneida Savings Bank and its parent company, Oneida Financial, including service as the Chair of both of the Boards.  During his tenure at Oneida Savings Bank, Mr. Kallet has served as an active member of the Asset/Liability, Officer Loan, Trust Investment and Marketing Committees.  Mr. Kallet is actively involved in the community and serves as Vice Chairperson of the Oneida Healthcare Center, a regional hospital headquartered in Oneida, New York.  Mr. Kallet is a seasoned banker with significant knowledge and experience relating to public companies and bank holding companies and has significant ties to the Mohawk Valley region of Central New York.

Mr. Mucenski is the Lead Director, Chair of the Audit, Compliance and Risk Management Committee and a member of the Compensation Committee.  He is the Managing Director of Pinto, Mucenski, Hooper, VanHouse & Co., PC, a regional certified public accounting firm located in Potsdam, New York.  Mr. Mucenski is a certified public accountant and provides accounting, tax and financial services advice to a variety of clients in the Northern New York region.  He serves on the boards of St. Lawrence Health System, Inc. and the Canton-Potsdam Hospital.  Through his professional activities and public service, Mr. Mucenski has extensive experience in the health care industry and is very familiar with the regional economy of Northern New York, a significant geographic market for the Company.  The Board has deemed him an “audit committee financial expert” as defined by the SEC rules.  Mr. Mucenski provides the Board with strong experience and expertise in the areas of corporate finance, human resources, accounting, and financial reporting.

Mr. Parente is the Chair of the Bank’s Loan/ALCO Committee and a member of the Audit, Compliance and Risk Management and Strategic and Executive Committees.  Over the course of his business career, he has developed broad expertise by serving in various management positions in a range of business ventures, including companies engaged in manufacturing, real estate, construction, banking, distribution, and media.  He serves as the Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations headquartered in Wilkes-Barre, Pennsylvania.  He holds an ownership interest and serves on the Board of Directors of Sordoni Construction Services and Sordoni Construction Company, regional construction companies with operations in Pennsylvania, New Jersey and New York.  He developed significant banking experience through his prior involvement as a founding director of a bank located in Pennsylvania.  Mr. Parente is also a member of the Board of Directors and Treasurer of Appleseed Partnership Foundation, a non-profit in the Greater Wyoming Valley area of Pennsylvania that provides grants and investments for projects that focus on all aspects of healthcare.  In addition to his broad business experience, Mr. Parente provides the Board with significant risk management expertise and insights into the economic opportunities in the Northeast Pennsylvania region, which is a key geographic area for the Company.

Ms. Steele serves as the Chair of the Company’s Strategic and Executive Committee and a member of the Audit, Compliance and Risk Management and Trust and Financial Services Committees.  She is an attorney from Tunkhannock, Pennsylvania and has extensive experience in her legal practice with natural gas drilling in the Marcellus Shale region of Pennsylvania and the economic impact of such activities in key markets for the Company.  She has developed extensive public company oversight experience gained from more than 20 years of service as a director of national banks.  Ms. Steele has also gained significant mergers and acquisition experience through her prior board service and has a thorough understanding of the issues facing an institution when it evaluates potential transactions.  Ms. Steele provides the Board with significant corporate governance and leadership expertise through her prior experience chairing the Company’s Corporate Governance Committee and her prior service on the board of another public company.

Mr. Stickels serves as a member of the Trust and Financial Services Committee.  He has over 30 years of experience in the banking industry previously serving in numerous positions with Oneida Savings Bank and its bank holding company, Oneida Financial, including leadership positions as President, Chief Operating Officer, Chief Financial Officer and Secretary.  He also served on the Board of Directors of Oneida Financial and Oneida Savings Bank and as a member of their Asset/Liability, Trust Investment, Compliance, Information Technology, Officer Loan and Marketing Committees.  Mr. Stickels is actively involved in the community and has served as a member of the executive committee of NYSARC, Inc., a statewide non-profit provider of services for individuals with intellectual and other developmental disabilities.  Mr. Stickels is a seasoned banker with significant knowledge and experience relating to public companies and bank holding companies and has significant ties to the Mohawk Valley region of Central New York.

Mr. Tryniski has served as the President and Chief Executive Officer (“CEO”) of the Company since 2006, and previously served the Company in the positions of Chief Operating Officer and Chief Financial Officer.  Prior to joining the Company in 2003, Mr. Tryniski was a partner of PricewaterhouseCoopers LLP where he gained extensive experience in the financial service industry, manufacturing and a broad array of business sectors.  Mr. Tryniski also serves as a director of a medical technology public company where he is the Chairman of the Board of Directors.  The Board believes that the senior officer of management should be a member of the Board.  As the current President and CEO of the Company, Mr. Tryniski is familiar with all of the Company’s businesses and provides the Board with insights on all aspects of the Company’s challenges, opportunities, and operations.  Because of his prior financial and business experience and with his service on another public company board, Mr. Tryniski also provides the Board with a comprehensive perspective on a broad range of business issues and additional corporate governance expertise.

Mr. Whipple is Vice Chair of the Audit, Compliance and Risk Management Committee and a member of the Corporate Governance Committee.  He is the Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.  Mr. Whipple is a certified public accountant with over 30 years of experience in advising Western New York businesses and individuals on tax planning, structuring of business transactions, financing transactions and strategic planning for businesses.  The Board has deemed him an “audit committee financial expert” as defined by the SEC rules.  Mr. Whipple provides the Board with significant management experience, as well as expertise with respect to corporate finance, accounting and the analysis of public company financial statements and related SEC filings.

Communication with Directors

Shareholders and any interested parties may communicate directly with the Board by sending correspondence to the address shown below.  In addition, Shareholders or interested parties may contact or communicate with the Company’s Lead Director, Edward S. Mucenski, as a representative of the independent directors in the same manner.  The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken.  If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that Director.  Correspondence addressed to a specific director will be delivered to the Director promptly after receipt by the Company.  The Director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:

Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York 13214-1883

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for senior executives of the Company.  The current stock ownership guidelines require (i) the CEO to own shares of Company common stock and share equivalents equal to the lesser of two times his base salary or 45,000 shares, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to the lesser of one times their base salary or 15,000 shares.  Senior executive officers are required to retain shares received from stock option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements.  All executive officers are in compliance with, and exceed, the requirements of the stock ownership guidelines.

The Board has also adopted stock ownership guidelines for Directors of the Company.  The guidelines require each Director to own shares of Company common stock and share equivalent units equal in value to the lesser of $125,000 or 10,000 shares within six years of becoming a director.  Under the guidelines, the qualifying share equivalent units consist of at risk units resulting from the Director’s deferment of cash director fees under the deferred compensation plan.  In addition, new Directors are required to own at least $25,000 of common stock within one year of joining the Board.  All Directors are in compliance with, and exceed, the requirements of the stock ownership guidelines.

Board’s Role in Risk Management Oversight

The Company does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions.  Assessing and managing risk is the responsibility of the Company’s management, which establishes and maintains risk management processes, controls, and policies to balance risk mitigation and creation of shareholder value.  The Board oversees and reviews various aspects of the Company’s risk management efforts, either directly or through its committees, and exercises its risk oversight function in several ways.  The Board reviews and approves various policies that address and mitigate material risks.  This includes policies addressing credit risk, interest rate risk, investment risks, liquidity risks, operational risks, strategic risks and compliance/legal risks, among other matters.  The Board also reviews and monitors enterprise risks through various reports presented by management, internal and external auditors and regulatory examiners.

While the Board has primary responsibility for the oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight.  Specifically, the Audit, Compliance and Risk Management Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in its oversight of various functions including: approving and reviewing the engagements and periodic reports of the Company’s independent auditor and internal audit department; reviewing periodic reports on risks related to bank compliance, information technology, credit review, security, Sarbanes-Oxley compliance, enterprise risk management, and the Company’s corporate insurance program.  The Compensation Committee reviews and considers risks related to the Company’s compensation policies, including incentive plans to determine whether these plans subject the Company to excessive risks.  The Corporate Governance Committee considers only director candidates with appropriate experience and temperament and continues to ensure appropriate corporate governance policies are in place.  Finally, the Bank’s Loan/ALCO Committee oversees and reviews periodic reports from management on lending activities, asset quality and the investment portfolio.  Each of the committee chairs updates the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

Compensation of Directors

Based on a review and assessment of director compensation in late 2014 by Pearl Meyer & Partners (“PM&P”), as an independent consultant, the Company revised its Board compensation to adopt a comprehensive retainer payment structure for serving on the Board and certain committee starting January 1, 2015.  Previously, the Directors received a retainer for their service on the Board and per meeting fees for each Board and committee meeting attended.  The Board adopted the all retainer-based compensation structure based on the recommendation of the Compensation Committee with input from PM&P.  The modifications did not materially change the level of director compensation but reflect a broader market practice and the changing role and engagement of Directors outside of formal meetings.  The following table sets forth the annual retainer fees paid to the Directors for their service on the Board and the various committees on which they serve:

Position	Board	Audit, Compliance and Risk Management Committee	Compensation Committee	Loan/ ALCO Committee	Corporate Governance Committee	Strategic/ Executive Committee	Trust and Financial Services Committee
Chair	$90,000	$17,500	$12,000	$10,000	$10,000	$10,000	$10,000
Member	$50,000	$8,500	$6,000	None	$5,000	None	$3,500

The Company pays the travel expenses incurred by each Director in attending meetings of the Board.  Any executive officer serving on the Board does not receive compensation for attending Board and committee meetings.

Consistent with aligning director compensation with the long-term interests of Shareholders, the Directors also receive a portion of their total compensation in the form of equity grants under the Company’s 2014 Long-Term Incentive Compensation Program (the “2014 Incentive Plan”).  In 2015, the Directors could elect to receive the equity component of their compensation in the form of deferred stock units or non-statutory stock options of an equivalent amount.  The Board believes that providing part of the Directors’ compensation in the form of an annual equity award is consistent with the Company’s overall compensation philosophy of aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and enables the Company to continue to attract highly qualified individuals to serve on the Board.

The equity award grants reflected in the Director Compensation Table below were made under the 2014 Incentive Plan which allows for the issuance of deferred stock units and stock option grants in an amount determined by the Compensation Committee.  Directors can elect to take their equity grants in the form of deferred stock units or stock options.  The fair value of the deferred stock units and stock options are equivalent as of the grant date with the value of the annual equity award being determined by the Compensation Committee.  Each stock option granted to a Director is granted at an option price per share equal to the fair market value on the date of grant, and is exercisable on the date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a Director within six months of the grant.  Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause.  Directors electing to take their equity award in the form of deferred stock units (in lieu of stock options) are allowed to defer receipt of the units to a future date of up to ten years following the grant date.  The value of the deferred stock units track the market value of the Company stock and are ultimately paid out in shares of the Company stock on the deferred payment date.  The Director equity grants, in either the form of stock options or deferred stock units, are designed to provide a reasonable component of total Director compensation that aligns Director compensation with the long-term interests of the Shareholders.

The following table summarizes the annual compensation paid to each non-employee Director for his or her service to the Board and its committees in 2015.  The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Deferred Stock Awards ($)(2)	Stock Option Awards ($)(3)	Total ($)
Brian R. Ace	$61,000	$30,056	$0	$91,056
Mark J. Bolus	62,000	15,028	14,734	91,762
Nicholas A. DiCerbo	90,000	30,056	0	120,056
Neil E. Fesette	63,500	30,056	0	93,556
James A. Gabriel	62,500	0	29,461	91,961
James W. Gibson, Jr.	64,500	0	29,461	93,961
Michael R. Kallet	4,458	0	0	4,458
Edward S. Mucenski	64,500	30,056	0	94,556
John Parente	68,500	0	29,461	97,961
Sally A. Steele	63,500	30,056	0	93,556
Eric E. Stickels	4,458	0	0	46,458 (4)
John F. Whipple, Jr.	63,500	0	29,461	92,961
James A. Wilson	72,500	30,056	0	102,556

(1)	Mark E. Tryniski, President and CEO, does not receive any compensation for his service as a director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table.

(2)
The amounts in this column reflect the grant date fair value of deferred stock units computed in accordance with
FASB ASC Topic 718 for equity awards granted in 2015 pursuant to the 2014 Incentive Plan.  The deferred stock unit award was made and vested on March 18, 2015.  As of December 31, 2015, each director had the following number of deferred stock units outstanding:  Mr. Ace 863; Mr. Bolus 432; Mr. DiCerbo 863; Mr. Fesette 863;
Mr. Mucenski 863; Ms. Steele 863; and Mr. Wilson 863 (retired).

(3)
The amounts in this column reflect the grant date fair value of non-statutory stock options computed in accordance with FASB ASC Topic 718 for equity awards granted in 2015 pursuant to the 2014 Incentive Plan.  The option award was made and vested on March 18, 2015, and the exercise price is $35.36.  As of December 31, 2015, each director had the following number of options outstanding:  Mr. Ace 55,246; Mr. Bolus 18,647; Mr. DiCerbo 16,678;
Mr. Fesette 16,678; Mr. Gabriel 64,950; Mr. Gibson 26,108; Mr. Mucenski 16,678; Mr. Parente 16,765;
Ms. Steele 36,679; Mr. Whipple 20,615; and Mr. Wilson 3,631 (retired).

(4)	Mr. Stickels received consulting fees in the amount of $42,000 to assist the Company with the integration of Oneida Financial.

Directors may elect to defer all or a portion of their cash director fees pursuant to the Company’s Deferred Compensation Plan for Directors.  Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”).  The plan administrator establishes an account for each participating Director and credits to such account (i) on the date a participating Director would have otherwise received payment of his or her deferred fees, the number of deferred shares of the Company’s common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding.  On the distribution date, the participating Director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the Director’s account either in a lump sum or in annual installments over a three, five or ten year period.  The effect of the plan is to permit directors to invest deferred director fees in Company stock, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price.  To the extent that Directors participate in the plan, the interests of participating Directors will be more closely associated with the interests of the Shareholders.  No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors.  Directors currently participating in the plan hold at risk share equivalent units (based on cash fees directors have deferred under the plan), which are subject to market price fluctuations in the Company’s stock in the following amounts as of December 31, 2015: Mr. Ace, 25,333 units; Mr. Bolus, 5,491 units; Mr. DiCerbo, 51,640 units; Mr. Fesette, 8,172 units; Mr. Mucenski, 7,615 units; Ms. Steele, 27,943 units; and Mr. Whipple, 10,448 units.

Transactions With Related Persons

Various Directors, executive officers and other related persons of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank.  All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its Directors, executive officers and other related persons on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.

During the year ended December 31, 2015, the law firm of Franklin & Gabriel, owned by Director James A. Gabriel, provided legal services to the Bank’s operations in its Finger Lakes markets and the former law firm of DiCerbo & Palumbo, of which Director Nicholas A. DiCerbo is a retired partner, and the newly formed law firm of DiCerbo Morgan, PLLC, of which Mr. DiCerbo is an of counsel attorney, provided legal services to the Bank’s operations in its Southern Region markets.  For services rendered during 2015 and for related out-of-pocket disbursements, the law firms of DiCerbo & Palumbo and DiCerbo Morgan, PLLC received approximately $578,000 and the law firm of Franklin & Gabriel received less than $100,000 from the Bank for transactional and specialized commercial legal services and related loan closings with customers of the Bank.  All of these relationships and transactions relate to the provision of legal services in connection with, and in support of, the Bank’s lending business in local and regional markets where the law firms are established and well-recognized in the communities.  These relationships are expected to continue in 2016 subject to the continued review of such relationships in accordance with the Company’s related person transaction policy described below.

In 2015, in connection with a pre-existing arrangement, the Bank’s advertising agency purchased advertising space from a company affiliated with Director Neil E. Fesette in a total amount of $14,750.  No advisory services were provided in connection with the purchase of this advertising and Director Fesette is no longer affiliated with the advertising agency and such related party relationship will not continue in 2016.  Also, Director Eric E. Stickels received approximately $42,000 in consulting fees in 2015 in connection with short-term consulting services to assist the Company in connection with the integration of certain business operations.  This consulting relationship ended on February 29, 2016 and will not continue in 2016.

The Company has a Related Party Transaction Policy, administered by the Audit, Compliance and Risk Management Committee, which provides procedures for the review and approval of related party transactions involving the Company’s Directors, executive officers, Director nominees, and other related persons.  In deciding whether to approve such related party transactions, the Audit, Compliance and Risk Management Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company.  For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest.  Related persons include executive officers, Directors, Director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons has a direct or indirect material interest.  All of the related person transactions with the named Directors were reviewed and approved by the Audit, Compliance and Risk Management Committee after the Committee determined that the transactions were performed at market terms and were consistent with the best interests of the Company.

Compensation Committee Interlocks and Insider Participation

Brian R. Ace, Mark J. Bolus, James W. Gibson, Jr., and Edward S. Mucenski served on the Compensation Committee for all or part of 2015.  There were no Compensation Committee interlocks or insider (employee) participation during 2015.

Director Meeting Attendance

The Board held six regular meetings and four special meetings during the fiscal year ended December 31, 2015.  During this period, each Director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.

The Company encourages all Directors to attend each Annual Meeting of Shareholders.  All of the Directors attended the Company’s Annual Meeting of Shareholders held on May 20, 2015.

Code of Ethics

The Company has a Code of Ethics for its directors, officers and employees.  The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company.  In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.

The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions.  This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.

The text of each Code is posted on the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and is available in print free of charge to any Shareholder or interested party who requests it.  The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section contains a description and analysis of the Company’s executive compensation policies and practices.  The Compensation Committee of the Board reviews and administers the Company’s compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables (the “named executives”).  The Compensation Committee currently consists of four members of the Board, each of whom is an independent, non-employee director.

In administering compensation policies and practices, the Committee seeks to (i) link pay and performance with Company executives having the opportunity to earn total compensation commensurate with the Company’s performance, (ii) align executives’ interests with those of our Shareholders, (iii) retain key executive talent, and (iv) ensure our compensation policies, and incentive plans, do not motivate excessive risk taking.  The Committee seeks to achieve its objectives by using a combination of incentive-based cash and equity award components focused on short-term tactical goals and longer term performance goals tied to creation of shareholder value.

The Company provides its Shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”).  At the Company’s Annual Meeting of Shareholders held in May 2015, approximately 94% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of our executive compensation program.  The Compensation Committee believes this vote affirms the Shareholders’ support of the Company’s approach to executive compensation; however, the Committee will continue to oversee the executive compensation programs consistent with the objectives set forth herein and consider the outcome of the Company’s future say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for the named executives.

The Compensation Committee’s written Charter is available at the Company’s website http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print free of charge to any person who requests a copy.

Executive Summary

The Company delivered strong operating performance in fiscal year 2015 and continued positive trends and performance in many areas including operating earnings, credit quality, revenue growth, expense management and dividends declared:

	2015	2014	Percentage Change
Net Interest Income	$248.4 million	$244.4 million	1.6%
Non-interest Income	$123.3 million	$119.0 million	3.6%
Total Operating Expenses	$233.1 million	$226.6 million	2.9%
Net Income	$91.2 million	$91.4 million	(0.2%)
Diluted Earnings per Share	$2.19	$2.22	(1.4%)
Net Charge-Offs/ Average Loans	0.15%	0.15%	0%
Dividends Declared per Share	$1.22	$1.16	5.2%

The Company has consistently returned significant value to its Shareholders.  Its compounded annual total shareholder return for the past three years is 17.2%.  In 2015, the Company achieved significant performance objectives including the following milestones:

●	In August, the Company increased its quarterly cash dividend to Shareholders by 3.3%, to $0.31 per share, marking its 23rd consecutive year of annual increases.

●	Achieved 3.6% year-over-year growth in non-interest income, excluding gain on sales of investment securities, and losses on debt extinguishment, net.

After considering the Company’s operating performance and return to Shareholders, the Compensation Committee took the following actions relating to 2015 performance and structuring incentive compensation with regards to its named executives and key employees:

●	Approved annual cash incentive awards at the level of 102.5% of the target amount in line with performance exceeding pre-established performance objectives, as described on pages 25 to 26; and

●
Granted stock options and restricted stock awards at the target amount based on the determination that the Company’s performance was above pre-established performance goals, as described on pages 25 to 27.  These equity awards are subject to a five year pro rata vesting schedule and, with respect to the stock options, require stock price appreciation in order to have value.

Role of Compensation Committee, Compensation Consultants and Executive Officers

The Compensation Committee is responsible for the development, oversight and administration of the Company’s compensation and benefit programs.  In carrying out its duties, the Committee reviews and approves the Company’s goals and objectives with respect to the CEO and other executives and seeks to align compensation with the Company’s business objectives and performance.  The Compensation Committee also evaluates the performance of the CEO and the other executives in light of such goals and objectives and determines their compensation level based on such evaluation.  The Committee also oversees the administration of broad-based compensation plans for the Company and its subsidiary entities, the review of succession planning for key positions in the Company, and the review and approval of executive employment agreements subject to approval by the Board.

The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the ability pursuant to its charter to select and retain the services of independent compensation consultants in its sole authority.  In late 2014, the Committee retained Pearl Meyer & Partners (“PM&P”) to serve as its independent consultant, providing information and advice related to executive and Board compensation.  In particular, PM&P: (i) assessed the Company’s executive compensation and performance compared to the market and the Company’s peers, (ii) reviewed executive pay and performance alignment for the CEO, the Chief Financial Officer (“CFO”), the General Counsel, and the Chief Banking Officer, and (iii) made recommendations related to total compensation for this group of executive officers.  PM&P presented the results of its reviews and recommendations to the Compensation Committee at its meetings in October and November 2014 for the Committee’s use in determining the appropriateness of the Company’s executive compensation compared to the Company’s peers and the Company’s performance.  The input of PM&P was used by the Committee in making its determinations with respect to executive compensation in 2015.

Also, the Committee retained PM&P to review and provide advice on the structure and level of compensation for Directors.  The purpose of the engagement was to assess whether the current Board compensation program is competitive and appropriate and to understand emerging practices and considerations for potential areas of modification.  Following the review and assessment, the Committee decided to adopt a comprehensive retainer payment structure for serving on the Board and certain committees eliminating all meeting based fees starting in 2015.

The Committee has assessed the independence of PM&P pursuant to SEC rules and concluded that no conflict of interest exists that would prevent PM&P from service as an independent consultant to the Committee.  PM&P provided no services to the Company or its management other than services related to the Company’s compensation programs.

Although the Compensation Committee makes independent determinations on all matters related to compensation of the named executives utilizing executive sessions without management present, certain members of management are requested to attend and provide input to the Committee throughout the year.  The Compensation Committee receives input from Company management, including the CEO, CFO, Chief Human Resources Officer, General Counsel and others as needed to ensure that it has the information and perspective needed to carry out its duties.

At the beginning of each fiscal year, the Compensation Committee discusses the Company’s performance and sets performance goals and objectives with the input and recommendation of the CEO for the Company’s short-term Management Incentive Plan (“MIP”).  In monitoring performance during the course of the year, the Committee receives updates and information from the CFO to verify and track the Company’s financial performance and progress in achieving the objectives established under the MIP plan.  The Committee uses such information in monitoring performance and ultimately determining the annual incentive compensation awards earned by named executives and participants under the MIP plan at the end of the fiscal year.

Philosophy and Objectives

The Company’s ability to attract and retain talented employees and executives with the skills and experience to develop and execute business opportunities is essential to its success and providing value to its Shareholders.  The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters.  First, compensation is targeted to be near the median of the market.  Second, when we exceed our performance goals and peers, our total compensation is designed to reward employees with pay above median.  Similarly, if our performance does not meet our goals or falls below our peers, our compensation is designed to fall below median.  To support this pay-performance alignment, a significant amount of our executives’ total compensation is incentive based and tied to the achievement of Company performance goals and long-term Shareholder value.  We believe pay-performance alignment should be evaluated over a multiple year period since much of our pay is related to longer-term performance results.

The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program to promote the achievement of the Company’s long-term growth goals, including improvement in earnings per share (“EPS”) each year, improvement in return on equity, and achievement of total shareholder returns at or above our peer group’s returns.  EPS is generally defined as the Company’s net income divided by the weighted average number of shares outstanding during that period.  We believe EPS reflects the best measurement of the Company’s performance and progress towards continuously increasing Shareholder value.

The Company’s executive compensation program seeks to:

1.           Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that emphasize overall Company and group performance;

2.           Provide incentives to increase Shareholder value by:

●	aligning incentive compensation to financial and non-financial performance measures tied to creation of Shareholder value; and

●	utilizing equity-based compensation to encourage our executives to have an ownership perspective and align their interests with those of the Company’s Shareholders;

3.           Manage compensation costs through the use of performance-based compensation tied to corporate and individual performance criteria focused on sustainable long-term earnings growth of the Company;

4.           Structure compensation criteria so that achievement of corporate and individual goals do not encourage excessive risk taking;

5.           Prohibit any tax gross-up provisions in employment-related agreements and limit perquisites and personal benefits to those that support the business function of the executive; and

6.           Require senior executives to retain substantial amounts of the Company’s stock in proportion to such executive’s position with the Company pursuant to its stock ownership policy.

Policies and Procedures

To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.

The Company seeks to provide competitive compensation based on market data.  The Company compares its cash, equity and benefits-based compensation practices with those of other companies of similar size operating in similar geographic market areas.  The Compensation Committee considers various industry surveys including the American Bankers Association, the New York Bankers Association Compensation Report, and McLagan Financial Services Industry Survey, as well as the World at Work compensation resources, to confirm the appropriateness of overall compensation levels and the components of compensation for executives.  The Compensation Committee utilizes multiple sources of data, as well as engaging independent compensation consultants from time to time for independent analysis and input regarding benchmarking the Company’s compensation programs with comparable financial institutions.  The Compensation Committee retained the services of PM&P to serve as an independent compensation consultant in 2015 as described on pages 20 to 21.

The Company encourages teamwork.  The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives.  While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.

The Company strives for fairness in the administration of compensation.  The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company.  Executives are informed of individual and Company-wide objectives.

Goal setting, performance review and aligning variable pay to performance.  Performance assessment involves the following:

1.           At the beginning of each fiscal year, the Company’s CEO distributes written performance goals and objectives as approved by the Compensation Committee and the full Board.  Performance goals include specific financial and operational objectives for the Company.

2.           All performance goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that progress is assessed on a continuing basis over the course of the year.

3.           At the end of the fiscal year, Company and individual performance is evaluated against the established goals.  These evaluations, as well as consideration of the responsibilities associated with an individual’s position, affect decisions on the individual’s base salary, cash incentive, and equity-based compensation.

Compensation Best Practices

We continue to implement our executive compensation program in a manner that is designed to reinforce our philosophy of aligning each named executive’s compensation with our short-term and long-term performance.  We use the following practices in order to align our compensation philosophy with those practices generally considered to promote Shareholder value:

●	Pay for performance. A significant percentage, 57% for our CEO, of the named executive’s total compensation varies with Company performance.
●
Correlation between incentive compensation, performance measures, and strategic objectives.  Performance measures for our MIP and our long-term equity-based incentive compensation are tied to a balance of both strategic and near-term operating objectives designed to create long-term Shareholder value.

●	Significant stock ownership requirements. The CEO and senior executives are subject to the Company’s stock ownership requirements set forth on page 14.
●	Limited perquisites. The Company provides limited perquisites to our named executives only on the basis of a sound business rationale.
●
Policy on insider trading that prohibits hedging of Company securities.  We prohibit our named executives and Directors from pledging shares on margin, trading in derivative securities of our common stock, or hedging with respect to Company stock.

●
“Double trigger” in the event of a change in control.  Our change in control provisions are “double−triggered,” requiring a change in control and a subsequent involuntary termination without cause or voluntary termination for good reason in order for the named executive to become entitled to compensation and benefits under the change in control provision.

●
Clawback of certain compensation in the event of restatement.  Our senior executives and other employees are subject to our recoupment policy (“clawback”) for incentive compensation in the event of certain financial restatements.

●	No tax gross ups. We do not provide tax “gross−ups” to our executives in any plan or agreement.

Benchmarking Against Our Peer Group

Understanding our industry’s landscape is an essential element of establishing our program targets and making compensation decisions.  We regularly review competitive market data and compare executive pay and performance to market norms to ensure alignment.  In 2014, the Compensation Committee engaged PM&P to determine a group of the Company’s peers in order to assess the Company’s programs and pay levels for senior executives against 27 publicly traded banks similar in regional location and asset size to the Company (the “Peer Group”).  The Peer Group consists of the following companies: Berkshire Hills Bancorp Inc., Brookline Bancorp, Inc., Chemical Financial Corporation, First Commonwealth Financial Corporation, First Financial Bancorp., First Merchants Corporation, FirstMerit Corporation, First Midwest Bancorp, Inc., 1st Source Corporation, F.N.B. Corporation, Flushing Financial Corp., Fulton Financial Corporation, Independent Bank Corp., MB Financial, Inc., National Penn Bancshares, Inc., NBT Bancorp, Inc., Old National Bancorp, Park National Corporation, S&T Bancorp, Inc., Signature Bank, Talmer Bancorp, Inc., Tompkins Financial Corporation, TrustCo Bank Corp. NY, United Bankshares, Inc., Valley National Bancorp,  WesBanco, Inc., and Wintrust Financial Corporation.  The results of PM&P’s review found that the compensation for the Company’s CEO was slightly below market for all components and for the other executive officers evaluated, their overall compensation was generally competitive with the market.  The Compensation Committee used this Peer Group information in making determinations regarding the 2015 base salaries for the named executives and in determining the compensation levels in the renewed three-year employment agreement (2015-2017) with the Company’s President and CEO.

Overview of the Company’s Compensation Program

The Company’s business model is to offer financial products and services of a comprehensive and sophisticated nature while providing a level of customer service which exceeds the service quality delivered by other financial institutions in our markets.  The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results.  To further these goals, the Company maintains the following compensation programs.

Cash-Based Compensation

Salary.  The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market.  Our objective is to pay salaries that are commensurate with market levels and recognize the role, experience, performance and contributions of each executive to our success.

Management Incentive Plan.  In order to focus and reward our key management for achievement of our annual business objectives, we provide a portion of compensation that is tied to the Company’s performance.  Our management incentive plan covers our key management and officers and during 2015 approximately 37% of the Company’s employees participated in the MIP.  Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company.  For the named executives, their respective awards reflect a combination of the Company’s performance relative to corporate wide financial and tactical objectives and their own performance as discussed on pages 25 to 26.

Equity-Based Compensation.  The Company uses equity-based compensation, including stock options and restricted stock, as a component of total compensation, to align the interests of management with those of the Shareholders.  The Board typically awards equity-based compensation on an annual basis, although grants are not guaranteed and are made at the discretion of the Compensation Committee.  Equity awards are targeted to reflect a percentage of salary which have been established for different organizational levels within the Company based on market practice and our desire to focus a meaningful portion of total compensation in long-term, stock-based compensation.  Equity awards typically consist of a combination of time and performance vested restricted stock and stock options.  This portfolio approach helps achieve multiple objectives focused on (i) aligning value of grants with future performance (stock price and predefined performance goals), (ii) encouraging stock ownership, and (iii) providing retention incentives for our top talent.  Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company.  The Company has, on occasion, issued limited amounts of restricted stock to individuals to support specific business objectives, including rewarding performance in special assignments and recognizing extraordinary service in consummating acquisitions.  The Company utilizes both time and performance criteria in the vesting conditions for stock options and restricted shares to better correlate equity compensation with the long-term performance of the Company.

Benefits

All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace.  These benefits and related plans help ensure that the Company has a productive and focused workforce.  The Company utilizes a retirement and 401(k) savings plan to enable employees to plan and save for retirement.

The Company’s tax-qualified 401(k) employee stock ownership plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code.  The Company provided a matching contribution up to 4.5 percent of the contributing participant’s salary in 2015 subject to various limits imposed by the Internal Revenue Service (“IRS”).

Compensation of the Named Executives

The compensation program for senior executives is built around the philosophy of targeting market-median compensation with variable incentive components that vary above or below market to reflect Company and individual performance.  The Company’s compensation program consists of three primary elements:

●	base salary;
●	annual cash bonus pursuant to the MIP; and
●	equity-based long-term incentives.

Consistent with the Company’s goal to emphasize performance-based and variable compensation, as a group, approximately 52% of Messrs. Tryniski’s, Kingsley’s, Donahue’s, Getman’s and Serbun’s 2015 compensation is attributable to base salary and approximately 48% is attributable to variable performance-based incentive compensation (consisting of annual bonus and equity awards).

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive.  Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to vary from market-median practices to reflect individual performance and contributions.  Generally, the Compensation Committee starts the total compensation review for executives by reviewing any identified compensation trends and any recommendations with respect to the base salary of named executives.  The Committee recognizes that base salaries are the foundation for many other pay programs to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the MIP is a percentage of the executive’s base salary).  As a result, the Committee carefully considers the appropriate base salaries amounts to ensure proper pay mix and positioning.

Annual Incentive Payments under the Management Incentive Plan (MIP)

Annual incentives under the MIP are designed to reward performance-based on achievements relative to specified Company performance goals.  The Compensation Committee retains discretion to adjust awards based on factors related to the Committee’s assessment of the Company’s performance, management’s overall performance as a group, individual performance, and risk assessment of performance goals.  The Compensation Committee may also take into account management’s performance in addressing unanticipated matters, general economic conditions and industry-specific factors, and other factors deemed relevant by the Committee.

The predominate metric in the Compensation Committee’s evaluation of performance is a review of the achievement of the predetermined annual corporate goals.  The goals are intended to focus management’s strategic priorities in the operation of the Company and are not intended to be the only element in the Committee’s determination of incentive bonuses.  Accordingly, the compensation of each executive officer is based in part on the assessment of the achievement of these corporate goals and in part on the subjective assessment of other factors the Compensation Committee determines relevant for performance during the year.

At the beginning of each fiscal year, the Compensation Committee establishes annual corporate performance goals.  Corporate goals are proposed by the CEO, reviewed and approved by the Committee and also approved by the Board on an annual basis.  The Committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance Shareholder value.  Over the course of the year, the Committee receives periodic updates on the progress towards achieving the predetermined corporate goals.  Prior to approving payment of the incentive bonuses for 2015, the Committee evaluated the Company’s performance by assessing if, and the extent to which, the Company achieved or failed to achieve the corporate goals approved by the Board at the beginning of fiscal year 2015.  Based on its assessment of performance in achieving the predetermined goals and other factors deemed to be relevant, the Committee determined that the Company’s performance was above target level by 2.5% resulting in awards for the 2015 year (paid in 2016) equivalent to 102.5% of the target amount.

The Company’s corporate goals for payments made under the 2015 MIP and the level at which the Compensation Committee determined they were achieved are as follows:

Corporate Goal	Minimum Threshold and Maximum Achievement Levels	2015 Achievement Level	2015 Achievement
Improvement in earnings per share above prior year	Minimum: Greater than 1% improvement Maximum: Greater than 6% improvement	EPS of $2.30, which was a 1.7% improvement	12.5%
Achievement of operating efficiency ratio objective	Minimum: Ratio of at least 64% Maximum: Ratio of less than 60%	Operating efficiency ratio of 57.8%	15%
Achievement of retail banking goals including organic growth in loans and deposits	Minimum: Achievement of two identified objective Maximum: Achievement of all four identified objectives	Achievement of three of the four objectives	12.5%
Achievement of tactical objectives including IT and regulatory enhancement initiatives	Minimum: Achievement of two identified objectives Maximum: Achievement of all four identified objectives	Achievement of three of the four objectives	15%
Achievement of commercial banking operating objectives including loan growth and related business deposits	Minimum: Achievement of one identified objective Maximum: Achievement of both identified objectives	All objectives were achieved	22.5%
Maintenance of asset quality metrics	Minimum: Net charge-off ratio of at least 0.45% Maximum: Net charge-off ratio of less than 0.25%	Net charge-off ratio of 0.15%	15%
Achievement of earnings goals for wealth management and benefit administration businesses	Minimum: Pre-tax earnings greater than 70% of budget Maximum: Pre-tax earnings in excess of 105% of budget	Pre-tax earnings of 92.4% of budget	10%
Total Weighted Achievement Level			102.5%

For the 2015 MIP payments, which was paid in 2016, the following percentage of each named executive’s base salaries were used to calculate the MIP payments: Mr. Tryniski 60%, for Messrs. Kingsley, Donahue and Getman 40%, and Mr. Serbun 30%.  Please see the Summary Compensation Table presented on page 31 and related footnotes for more information regarding the amount received by each of the named executives under the MIP.

Equity-Based and Other Long-Term Incentive Compensation

The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of executive compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals.  Accordingly, in determining total compensation levels, the Compensation Committee includes annual grants of equity-based awards to the named executives (as presented on page 33) and other key employees which are designed to accomplish long-term objectives of the Company’s compensation program.

All equity grants are awarded under the 2014 Incentive Plan.  The Company structures its equity program to provide that the named executives receive 75 percent of their target equity compensation on an annual basis (the “annual equity awards”); half of which is in the form of time vested stock options and half in the form of time vested restricted stock.  The remaining 25 percent of the target award is granted every three years in the form of long-term performance-stock awards with vesting of these awards contingent upon achieving specific long-term market determined performance measures over a three year period (the “performance equity award”).

The annual equity awards are awarded each year based on a combination of the Company’s performance and individual performance determined by the Compensation Committee with the target level of such awards tied to the named executive’s base salary and responsibilities.  The annual equity awards vest pro rata over a five year period in order to encourage the executives to continue their service with the Company.  Please see the Grants of Plan-Based Awards Table presented on page 33 and related footnotes for more information regarding the amount of stock options and restricted stock received by each of the named executives in connection with the annual equity awards.

The Company is precluded from repricing options or granting options retrospectively under its 2014 Incentive Plan.  All grants to executive officers require the approval of the Compensation Committee.  The Company’s general practice is to grant equity awards only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees with grants being made as of the date of hire.  The exercise price of the stock options is set at the fair market price of a share of the Company’s common stock on the NYSE on the date of grant.

Please see the Summary Compensation Table and the Grants of Plan-Based Awards Table presented on pages 31 to 34 and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the named executives.

Three-Year Performance Equity Award (2013-2015)

In March 2013, the Committee granted a long-term performance equity award to the named executives and senior management consisting of shares of performance restricted stock, the terms of which provide that between zero and 200% of the target award may be earned over the three-year performance period starting January 1, 2013 and ending December 31, 2015.  The performance metric used to determine the level of achievement over the three-year performance period was based on the difference, measured in percentage points, between the Company’s total shareholder return (stock price and dividends) and a benchmark total return index.  The KBW Regional Banking Index (KRX) was selected as the benchmark total return index because it was deemed to be an objective measure of the Company’s performance and would provide a significant ongoing incentive to increase the long-term total returns for Shareholders.

The Committee established threshold, target and maximum levels of performance based on the Company’s total shareholder return over the three-year performance period in comparison to the benchmark index providing that the named executives may earn as much as 200% of the target amount or as little as zero of the target amount of shares depending upon the Company’s performance as determined by the Committee at the end of the performance period.  The Committee determined the target performance levels based on appropriate stretch performance goals taking into consideration the benchmark index, performance period, and range of performance measure criteria tied to the payout opportunity.  The performance restricted stock award included a dividend equivalent right that accrued, in the form of additional shares of common stock, if and only to the extent that the performance restricted stock was earned and vested at the end of the performance period.

The following table shows the threshold, target and maximum performance levels and payout opportunities under the performance equity award.  In January of 2016, the Compensation Committee determined that the Company’s TSR for the period from January 1, 2013 through December 31, 2015 was 17.2% compared to the KBW TSR of 16.1% and determined that the performance award vested at the Target amount set forth below.

Performance Levels Established by the Compensation Committee

Performance Measure	Threshold	Target	Maximum

Company annual Total Shareholder Return (“TSR”)
compared to benchmark KBW annual Total
Shareholder Return (“KBW TSR”) (both measured
 in terms of percentage point increase or decrease
over the performance period)
	Company TSR is less than KBW TSR by 5 percentage points or more annually, then the payment opportunity is zero.	Company TSR is equal to or within 1.99 percentage points annually of the KBW TSR, then the payment opportunity is 100% of Target Amount.	Company TSR exceeds the KBW TSR by 5 percentage points or more annually, then payment opportunity is 200% of Target Amount.

The Compensation Committee determined that Messrs. Tryniski, Kingsley, Donahue, Getman and Serbun were entitled to the vesting of the following number of shares of restricted stock based upon the achievement of the specified goals:  10,800, 4,789, 3,891, 4,251, and 1,759 shares, respectively.

Three-Year Performance Equity Award (2016-2018)

In March 2016, the Committee granted a new long-term performance equity award to the named executives and senior management consisting of shares of performance restricted stock, the terms of which provide that between zero and 200% of the target award may be earned over the three-year performance period starting January 1, 2016 and ending December 31, 2018.  The performance metric used to determine the level of achievement over the three-year performance period was based on the difference, measured in percentage points, between the Company’s total shareholder return (stock price and dividends) and a benchmark total return index.  The KBW Regional Banking Index (KRX) was selected again as the benchmark total return index because it was deemed to be an objective measure of the Company’s performance and would provide a significant ongoing incentive to increase the long-term total returns for Shareholders.

Performance Levels Established by the Compensation Committee

Performance Measure	Threshold	Target	Maximum

Company annual Total Shareholder Return (“TSR”)
compared to benchmark KBW annual Total
Shareholder Return (“KBW TSR”) (both measured
in terms of percentage point increase or decrease
over the performance period)
	Company TSR is less than KBW TSR by 5 percentage points or more annually, then the payment opportunity is zero.	Company TSR is equal to or within 1.99 percentage points annually of the KBW TSR, then the payment opportunity is 100% of Target Amount.	Company TSR exceeds the KBW TSR by 5 percentage points or more annually, then payment opportunity is 200% of Target Amount.

The Committee determined the target performance levels based on appropriate stretch performance goals taking into consideration the benchmark index, performance period, and range of performance measure criteria tied to the payout opportunity.  The performance restricted stock award includes dividend equivalent right that will accrue, in the form of additional shares of common stock, if and only to the extent that the performance restricted stock is earned and vested at the end of the performance period.  At the end of the three-year performance (December 31, 2018), the Compensation Committee will determine whether the achievement level is met, and at what level, under the performance measures for the long-term performance equity award.

Other Benefits

Although other personal benefits are not a key element of the Company’s compensation program, the Company’s named executives, along with certain other senior level executives, are provided a limited number of personal benefits whose purpose is to support those executives in their business functions.  The Company provides the following benefits to the named executives, as quantified in the Summary Compensation Table:

●	local club memberships to enable executives to interact and foster relationships with customers and the local business community. Memberships do not exceed $10,000 for each named executive;
●
a car allowance or use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company’s market from Northeastern Pennsylvania to the Canadian border; and

●	group term life insurance coverage in excess of limits generally available to employees.

Please see the Summary Compensation Table and accompanying narrative disclosures presented on pages 31 to 32 for more information on personal benefits the Company provides to the named executives.

Retirement and Other Benefits

The Company provides retirement benefits through a combination of a Pension Plan and a 401(k) Plan for most of its regular employees, including the named executives.  The 401(k) Plan and the Pension Plan are more fully described under the section entitled “Retirement Plan Benefits” on page 35.  The Pension Plan is available to all of the Company’s employees after one year of service.

Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  The Company’s supplemental retirement agreements are described under the section entitled “Retirement Plan Benefits.”

The Company offers the named executives and certain other senior level executives the ability to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”).  The named executives may elect to defer cash compensation into the Deferred Compensation Plan as described under the section entitled “Nonqualified Deferred Compensation Plan.”

The Company has entered into an employment agreement with each of the named executives.  These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the named executives.  The agreements, which also include change in control provisions, are more fully described under the section entitled “Employment Agreements.”  Such change in control provisions all contain a “double trigger,” providing benefits only upon a termination without cause or a termination for good reason in connection with a change in control and do not provide for any tax gross-ups payments upon a change in control event.

Succession Planning

The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management.  In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan.  The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deduction available to public companies for compensation paid to each the CEO and the three other most highly compensated executive officers, not including the CFO.  Qualified performance-based compensation is excluded from the deduction limitation.  The Compensation Committee considers the implications of Section 162(m) in structuring and managing executive compensation and generally intends to maximize the tax deductibility of compensation, while it retains discretion to structure executive compensation in the best overall interests of the Company and award compensation that exceeds deductibility limitations if deemed appropriate.

Compensation Recovery

The Company has adopted a clawback policy which states that if a senior executive or other employee has engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for a material restatement to the Company’s financial results, the Board will determine whether the incentive-based compensation received by such executive or employee would have been lower based upon the restated results and it will seek recoupment of such overpayment to the extent permitted by applicable law.  Any recoupment under the clawback policy may be in addition to any other disciplinary action the Board may determine, including the termination of employment.

Policy Regarding Derivatives, Pledging and Hedging

The Company has adopted a policy that prohibits all of its Directors and employees, including the named executives, from engaging in short sale transactions, pledging shares on margin, trading in derivative securities of the Company’s common stock, or engaging in the purchase or sale of any other financial instruments that are designed to hedge or offset any decrease in the market value of our common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Mark J. Bolus, Chair
Neil E. Fesette
James W. Gibson, Jr.
Edward S. Mucenski

EXECUTIVE COMPENSATION DISCLOSURE TABLES

The following table summarizes the compensation of the named executives for the fiscal years end December 31, 2015, 2014 and 2013.  The named executives are the Company’s CEO, CFO, and the three other most highly compensated executive officers ranked by their total compensation in the table below.  The material terms of the employment, consulting and separation agreements with the named executives are set forth under the section entitled “Employment Agreements.”

SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2015, 2014 and 2013

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark E. Tryniski President, Chief Executive Officer and Director	2015	$725,000	$204,381	$200,258	$445,875	$781,612	$33,868	$2,390,994
	2014	$674,040	$151,231	$150,961	$471,828	$665,227	$33,286	$2,146,573
	2013	$656,000	$459,357	$147,884	$344,000	($3,413)	$32,143	$1,635,971
Scott A. Kingsley Executive Vice President and Chief Financial Officer	2015	$422,500	$95,295	$93,360	$173,225	$254,327	$27,175	$1,065,882
	2014	$411,012	$67,080	$66,947	$202,000	$154,080	$27,636	$928,755
	2013	$400,013	$203,707	$65,581	$147,000	($31,663)	$26,551	$811,189
Brian D. Donahue Executive Vice President and Chief Banking Officer	2015	$350,000	$72,347	$70,896	$143,500	$71,267	$26,366	$734,376
	2014	$334,050	$54,502	$54,410	$165,000	$583,174	$33,600	$1,224,736
	2013	$325,050	$165,530	$53,290	$120,000	$389,179	$24,652	$1,077,701
George J. Getman Executive Vice President and General Counsel	2015	$375,000	$77,509	$75,962	$153,750	$71,939	$26,617	$780,777
	2014	$364,900	$59,526	$59,435	$180,000	$192,280	$27,187	$883,328
	2013	$355,100	$180,841	$58,221	$130,500	$41,811	$27,098	$793,571
Joseph F. Serbun Senior Vice President and Chief Credit Officer	2015	$248,107	$23,302	$22,846	$81,875	$20,719	$33,642	$430,491
	2014	$241,467	$24,626	$24,579	$80,000	$18,888	$32,334	$421,894
	2013	$235,004	$74,792	$24,082	$62,000	$6,191	$33,607	$435,676

(1)
The amounts in this column reflect the grant date fair value of restricted stock awards issued in the applicable year pursuant to the Company’s
2014 Incentive Plan for 2015 and the Community Bank System, Inc.’s 2004 Long-Term Incentive Compensation Program
(the “2004 Incentive Plan”) for 2013 and 2014, computed in accordance with FASB ASC Topic 718.  Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016.  Included in the 2013 award are performance restricted stock granted pursuant to the 2004 Incentive Plan.  This long-term equity award has a three-year vesting schedule tied to the satisfaction of long-term performance goals over that three year period.

(2)
The amounts in this column reflect the grant date fair value of stock option awards in the applicable year pursuant to the 2014 Incentive
Plan for 2015 and the 2004 Incentive Plan for 2013 and 2014, computed in accordance with FASB ASC Topic 718.  These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options.  Assumptions used in the calculation of these amounts are included in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K which was filed with the SEC on February 29, 2016.

(3)
For all named executives, the amounts shown in this column reflect amounts earned under the Company’s MIP, an annual cash award plan
based on performance and designed to provide incentives for employees.   Cash payments are typically paid in the subsequent year.  The awards for the 2015, 2014, and 2013 plan year (paid in 2016, 2015 and 2014) were approximately 102.5%, 140%, and 105%, respectively, of the target amount, subject to adjustment for individual performance.

(4)
The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Company’s Pension Plan and the named executive’s individual supplemental executive retirement agreement.  No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan.  All contributions to the Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by the Company.

(5)
The amounts in this column include: (a)  the reportable value of the personal use of Company-owned vehicles or allowances amounting to $10,272 for Mr. Tryniski, $4,179 for Mr. Kingsley, $4,553 for Mr. Donahue, $10,244 for Mr. Getman, and $10,574 for Mr. Serbun; (b) the value of group term life and long term disability insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski,
Kingsley, Donahue, Getman, and Serbun received $1,758, $1,158, $3,820, $1,758, and $1,758, in 2015, respectively; (c) the Company’s contributions to the 401(k) Plan, a defined contribution plan, amounting to $11,925 for Mr. Tryniski, Mr. Kingsley, Mr. Donahue, Mr. Getman, and
Mr. Serbun; and (d)  the Company’s payment for country and/or social club memberships amounting to $9,913 for Mr. Tryniski and
Mr. Kingsley, $6,068 for Mr. Donahue, $2,690 for Mr. Getman, and $9,385 for Mr. Serbun.  The Company does not maintain any “split-dollar”
arrangements for the named executives.

The following Grants of Plan-Based Awards Table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2015.  All equity awards are made under the terms of the 2014 Incentive Plan and the non-equity awards are made under the terms of the Company’s MIP.  The MIP awards were subject to the satisfaction of 2015 performance objectives and were paid in 2016.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of options awards	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)
Mark E. Tryniski		$0	$435,000	$706,875
	3/18/15					26,761(2)	$35.36	$200,258
	3/18/15				5,780(3)			$204,381

Scott A. Kingsley		$0	$169,000	$274,625
	3/18/15					12,476(2)	$35.36	$93,360
	3/18/15				2,695(3)			$95,295

Brian D. Donahue		$0	$140,000	$227,500
	3/18/15					9,474(2)	$35.36	$70,896
	3/18/15				2,046(3)			$72,347

George J. Getman		$0	$150,000	$243,750
	3/18/15					10,151(2)	$35.36	$75,962
	3/18/15				2,192(3)			$77,509

Joseph F. Serbun		$0	$74,432	$120,952
	3/18/15					3,053(2)	$35.36	$22,846
	3/18/15				659(3)			$23,302

(1)
The amounts in this column represent target awards under the MIP, which equal a specified percentage of base salary in effect on
December 31 of the year before payment is made.  The actual awards for the 2015 plan year (paid in 2016) were approximately 102.5%
of the target amount set forth in this table due to the performance levels achieved for 2015 being above target by 2.5%.  The MIP awards could be increased for above targeted performance and reduced for less than targeted performance based upon the corporate goals described under the section entitled “Annual Incentive Payout pursuant to the Management Incentive Plan” and personal performance.
The MIP awards earned by the named executives in 2015 and paid in 2016 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”  These amounts were determined based upon the satisfaction of the 2015
MIP performance objectives.

(2)
The stock options are granted pursuant to the 2014 Incentive Plan.  The options are subject to time vesting requirements.  The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on March 18, 2016, 2017, 2018, 2019, and 2020.  Upon the named executive’s termination, the named executive generally has three months to exercise any vested options.
Except for employees retiring in good standing, all unvested options at the date of termination are forfeited.  For employees who retire in good standing, all unvested options will become vested as of the retirement date.  Such retirees may exercise the options before the expiration date.

(3)
The shares of restricted stock are granted pursuant to the 2014 Incentive Plan.  The restricted stock vests ratably over five years and are subject to forfeiture upon termination of employment for any reason.  For employees who retire in good standing, all unvested restricted stock will become vested as of the retirement date.  During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends.  Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

The following table summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Mark E. Tryniski	41,949 17,360 11,485 12,961 9,478 3,606 0	0 0 2,872 8,642 14,213 14,420 26,761	$17.82 $19.48 $27.36 $28.78 $29.79 $37.77 $35.36	4/22/2019 1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024 3/18/2025	14,553	$581,247	0	$0
Scott A. Kingsley	6,536 6,257 6,671 5,180 5,701 4,204 1,599 0	0 0 0 1,296 3,802 6,302 6,395 12,476	$18.09 $18.08 $19.48 $27.36 $28.78 $29.79 $37.77 $35.36	1/16/2018 1/29/2019 1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024 3/18/2025	6,583	$262,925	0	$0
Brian D. Donahue	8,084 5,535 5,149 14,978 5,483 4,238 4,561 3,416 1,300 0	0 0 0 0 0 1,060 3,041 5,121 5,197 9,474	$22.94 $18.09 $18.08 $17.82 $19.48 $27.36 $28.78 $29.79 $37.77 $35.36	1/17/2017 1/16/2018 1/29/2019 4/22/2019 1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024 3/18/2025	5,196	$207,528	0	$0
George J. Getman	6,567 5,101 5,093 3,732 1,420 0	0 1,276 3,396 5,595 5,677 10,151	$19.48 $27.36 $28.78 $29.79 $37.77 $35.36	1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024 3/18/2025	5,678	$226,779	0	$0
Joseph F. Serbun	462 2,079 2,090 1,544 587 0	0 520 1,394 2,314 2,348 3,053	$19.48 $27.36 $28.78 $29.79 $37.77 $35.36	1/20/2020 1/19/2021 3/21/2022 3/19/2023 3/19/2024 3/18/2025	2,097	$83,754	0	$0

(1)	Stock options and restricted stock are not transferable.

(2)
Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period.  For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for options expiring on January 1, 2015, the final portion of the award vested on January 1, 2010).

(3)
Employee restricted stock generally vests in five equal installments over a five year period on either January 1 or March 1 of each year.  The restricted stock reflected in this column was granted on January 19, 2011, March 21, 2012, March 19, 2013, March 19, 2014 and March 18, 2015.

(4)	Based on the closing market value of the Company’s common stock on December 31, 2015 of $39.94 per share, as reported on the NYSE for the last trading day of the year.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2015.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(2)
Mark E. Tryniski	31,897	$714,147	15,229	$593,076
Scott A. Kingsley	16,555	$265,869	6,698	$260,897
Brian D. Donahue	12,182	$202,783	5,443	$212,024
George J. Getman	0	$0	6,016	$234,266
Joseph F. Serbun	0	$0	2,462	$95,898

(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.

(3)
Included in the number of shares acquired on vesting are the performance-based restricted stock granted to the named executives in January 2013.  Based on the Company’s performance for the three year period ending December 31, 2015, the performance-based restricted stock vested at the target level, plus the shares equivalent of the dividends paid on the performance-based restricted stock during the vesting period.

RETIREMENT PLAN BENEFITS

The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements.  Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	13	$1,083,918	$0
	Supplement Executive Retirement Agreement	13	$2,349,593	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	11	$747,776	$0
	Supplement Executive Retirement Agreement	11	$218,821	$0
Brian D. Donahue	Community Bank System, Inc. Pension Plan	24	$2,010,982	$0
	Supplement Executive Retirement Agreement	24	$198,602	$0
George J. Getman	Community Bank System, Inc. Pension Plan	8	$579,619	$0
	Supplement Executive Retirement Agreement	8	$22,804	$0
Joseph F. Serbun	Community Bank System, Inc. Pension Plan	8	$110,690	$0

Pension Plan

The named executives participate in the Company’s Pension Plan, as do the other salaried employees.  The majority of current plan participants’ benefits are calculated under a cash balance formula.  The Pension Plan is a tax-qualified defined benefit pension plan.  In 2004, the Company transitioned to a cash balance formula for participants in the Pension Plan rather than a traditional defined benefits formula.  Under the traditional formula, eligible participants generally accrue benefits based on the participant’s years of service and the participant’s average annual compensation for the highest consecutive five years of plan participation.  Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.

Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance.  Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year.  Service credits accrue at a rate between 5% and 6.10%, based on the participant’s age and date of participation.  Effective March 1, 2010, cash balance plan participants accrue their pension benefits under a plan design called WRAP (“Worker Retirement Accumulation Plan”).  Under this amended plan design, service credits are earned as described above under the pre-amendment plan formula.  Interest credits are no longer contributed to the cash balance plan but instead are contributed to each participants’ account in the Company’s 401(k) Plan.  Interest rates are determined each year and are not less than the yield on the 30-year Treasury Notes as of November of the prior year, nor more than 6%.  Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.

Supplemental Retirement Agreements

In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations.  Messrs. Tryniski, Kingsley, Donahue, and Getman have entered into SERP agreements providing such post-retirement benefits.

Mark E. Tryniski.  Under Mr. Tryniski’s SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of (i) 3%, times (ii) Mr. Tryniski’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The SERP benefit is then reduced by Mr. Tryniski’s other company-provided retirement benefits. If Mr. Tryniski’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Tryniski resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Tryniski as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change in control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for the executive’s life.

Scott A. Kingsley.  Under Mr. Kingsley’s SERP, the Company has agreed to provide Mr. Kingsley with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Kingsley’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  This benefit is then reduced by other retirement benefits provided to Mr. Kingsley under the Pension Plan.  If Mr. Kingsley’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Kingsley resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Kingsley as vested with five additional years of service in the SERP benefit.  The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change in control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career.  Mr. Kingsley’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55.  Unless Mr. Kingsley elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Kingsley’s life.

Brian D. Donahue.  Under the terms of Mr. Donahue’s SERP Agreement, the Company has agreed to provide Mr. Donahue with an annual retirement benefit equal to the product of (i) 2.5%, times (ii) Mr. Donahue’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The benefit payable under this formula is reduced by the amount of any other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company’s 401(k) Plan.  Mr. Donahue’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company.  Unless Mr. Donahue elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Donahue’s life.

George J. Getman.  Under the terms of Mr. Getman’s SERP Agreement, the Company has agreed to provide Mr. Getman with an annual retirement benefit equal to the product of (i) 2.0%, times (ii) Mr. Getman’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation.  The benefit payable under this formula is reduced by the amount of other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company’s 401(k) Plan. Mr. Getman’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company.  Unless Mr. Getman elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Getman’s life.

Nonqualified Deferred Compensation Plan

The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of the Company.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	($4,025)	$0	$288,077
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$20,800	$0	$2,413	$0	$339,678
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$18,200	$0	$1,431	$0	$31,908
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$26,000	$0	$5,853	$0	$175,086
Joseph F. Serbun	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$0	$0	$0

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table.

Potential Payment on Termination or Change in Control

The Company has entered into employment agreements that provide severance benefits to certain named executives.  Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control.  The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements under the section entitled “Employment Agreements.”  Payments under the employment agreement may be made in a lump sum or in installments.  In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2015 termination date.

Name	Expected Post- Termination Payments ($)	Incremental pension benefit (present value) ($)(1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration of Equity Awards ($)(2)	Total Termination Benefits ($)(3)
Mark E. Tryniski
• Death	$181,250	$0	$0	$1,011,940	$1,193,190
• Disability	362,500	0	0	1,011,940	1,374,440
• Involuntary termination without cause	2,865,430	0	0	1,011,940	3,877,370
• Involuntary or good reason termination after CIC	3,590,484	1,613,017	36,592	1,011,940	6,252,033
Scott A. Kingsley
• Death	$105,625	$0	$0	$456,642	$562,267
• Disability	211,250	0	0	456,642	667,892
• Involuntary termination without cause	1,092,875	0	0	456,642	1,549,517
• Involuntary or good reason termination after CIC	1,873,500	663,084	39,722	456,642	3,032,948
Brian D. Donahue
• Death	$87,500	$0	$0	$361,447	$448,947
• Disability	175,000	0	0	361,447	536,447
• Involuntary termination without cause	901,250	0	0	361,447	1,262,697
• Involuntary or good reason termination after CIC	1,545,000	0	38,417	361,447	1,944,864
George J. Getman
• Death	$93,750	$0	$0	$396,331	$490,081
• Disability	187,500	0	0	396,331	583,831
• Involuntary termination without cause	971,250	0	0	396,331	1,367,581
• Involuntary or good reason termination after CIC	1,665,000	84,446	39,722	396,331	2,185,499
Joseph F. Serbun
• Death	$62,027	$0	$0	$148,418	$210,445
• Disability	124,054	0	0	148,418	272,472
• Involuntary Termination without cause	328,107	0	0	148,418	476,525
• Involuntary or good reason termination after CIC	820,268	47,890	37,370	148,418	1,053,946

(1)
The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s
Pension Plan. There would be no additional benefits accrued under the individual supplemental executive retirement agreements except for
Mr. Tryniski’s and Mr. Kingsley’s agreements.

(2)
The amounts set forth in this column reflect the value (based on the closing market price of the Company’s common stock on December 30, 2015 of $39.94 per share) of any unvested shares of restricted stock that would become vested upon termination and the intrinsic value of unvested stock options based on the closing market price of the Company’s common stock on December 31, 2015 of $39.94 per share that would become vested upon termination.

(3)	The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.

Employment Agreements

The Company has entered into employment agreements with the named executives as set forth and summarized below.  The employment agreements provide for payments, as set forth in the chart above, upon termination in certain situations where the executive is terminated prior to the expiration of the employee agreement.

Mark E. Tryniski.  The Company has an employment agreement with Mr. Tryniski that provides for his employment as the President and CEO of the Company and the Bank during the period from January 1, 2015 to December 31, 2017.  During the term of the Agreement, the Company shall pay a base salary at an annual rate of $725,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Tryniski will be eligible to receive annual incentive compensation under the terms of the Company’s MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability.  The agreement provides for severance pay in the event of a termination by the Company for reasons other than cause, death, or disability, or termination by Mr. Tryniski for “good reason” in certain situations (as defined in the employment agreement), equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Tryniski through the unexpired term of his employment agreement.  Mr. Tryniski is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

Scott A. Kingsley.  The Company has an employment agreement with Mr. Kingsley that provides for his continued employment from January 1, 2014 to December 31, 2016.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $411,012, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Kingsley will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Kingsley through the unexpired term of his employment.  Mr. Kingsley is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

Brian D. Donahue.  The Company has an employment agreement with Mr. Donahue that provides for his continued employment from January 1, 2016 to December 31, 2018.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $359,625, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Donahue will be eligible to receive annual incentive compensation under the terms of the Company’s MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Donahue’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Donahue through the unexpired term of his employment.  Mr. Donahue is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Donahue’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

George J. Getman.  The Company has an employment agreement with Mr. Getman that provides for his continued employment from January 1, 2014 to December 31, 2016.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $364,900, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Getman will be eligible to receive annual incentive compensation under the terms of the Company’s MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Getman’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Getman’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Getman through the unexpired term of his employment.  Mr. Getman is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Getman’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

Joseph F. Serbun.  The Company has an employment agreement with Mr. Serbun that provides for his continued employment from January 1, 2016 to December 31, 2018.  During the term of the agreement, the Company shall pay a base salary at an annual rate of $260,000, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Serbun will be eligible to receive annual incentive compensation under the terms of the MIP as determined by the Compensation Committee of the Board.  The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Serbun’s death or disability.  The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) one year of Mr. Serbun’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Serbun through the unexpired term of his employment.  Mr. Serbun is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.

Change in Control Provision.  If Mr. Serbun’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Serbun voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to 2.5 times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period.  He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print to any Shareholder who requests it, the Company’s Audit, Compliance and Risk Management Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank.  The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process.  PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2015, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).  The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.

The Audit, Compliance and Risk Management Committee is currently comprised of five directors, each of whom the Board has determined to be independent as independence for audit committee members is defined by the Sarbanes-Oxley Act and the NYSE Rules.  In addition, each member of the Committee is financially literate and three of the Committee’s members meet the NYSE standard of having “accounting or related financial management expertise.”  In addition, the Board has determined that James W. Gibson, Jr., Edward S. Mucenski, and John F. Whipple, Jr. are each qualified as an “audit committee financial expert” as defined by the SEC Rules.

In discharging its oversight responsibilities, the Committee has reviewed and discussed the Company’s 2015 audited consolidated financial statements with management of the Company and its independent registered public accounting firm and has discussed with its independent registered public accounting firm all matters required by generally accepted auditing standards, as required by the standards of PCAOB, including the matters described in Audit Standard No. 16 Communications with Audit Committees, as adopted by the PCAOB.  The Committee regularly holds separate executive sessions at its meetings with the Company’s independent registered public accounting firm, the chief risk officer, and the director of internal audit.

The Committee has also received the written disclosures and letter from the Company’s independent registered public accounting firm as required by applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm its independence.  In concluding that the independent registered public accounting firm is independent, the Committee considered, among other factors, the non-audit services provided by the independent registered public accounting firm as described in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”  The Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Edward S. Mucenski, Chair
James W. Gibson, Jr.
John Parente
Sally A. Steele
John F. Whipple, Jr.

PROPOSAL TWO:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking a non-binding advisory vote from our Shareholders to approve the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules.  The compensation of our named executives is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and narrative disclosure contained on pages 19 to 42 of this Proxy Statement.  As discussed in those sections, the Board believes that the Company’s executive compensation philosophy, guidelines and programs provide a strong link between executive compensation and the Company’s short and long-term performance and creation of shareholder value.

For the year ended December 31, 2015, the Company produced very favorable operating results, including net income of $91.2 million.  Compounded annual total shareholder returns were 17.2% for the last three years as noted in the executive summary of the “Compensation Discussion and Analysis” section beginning on page 19.  Improved net interest income and non-interest income, disciplined management of operating expenses, and solid and favorable asset quality contributed to these strong results in 2015.  The Company also improved its return on assets and return on equity metrics, again achieving above-peer outcomes.

Other 2015 milestones include the increase in the Company’s quarterly cash dividend to Shareholders by 3.3%, to $.0.31 per share, marking the 23rd consecutive year of annual increases.  The Company’s Compensation Committee considered the Company’s overall levels of achievement of performance objectives, including the performance factors noted above, and approved 2015 compensation decisions reflective of the Company’s strong operating performance in fiscal 2015.

The Company is asking the Shareholders to indicate their support for our executive pay program and policies as described in this Proxy Statement.  This Proposal, commonly known as a “Say-on-Pay” proposal, gives you as a Shareholder the opportunity to endorse or not endorse our executive pay program and policies through a non-binding advisory vote on the following resolution:

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s named executives, as described in the Compensation Discussion and Analysis, the compensation tables and the other related tables and narrative disclosures contained in this Proxy Statement.

The vote on this Proposal is advisory and non-binding.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  Last year, at the Annual Meeting of Shareholders held in May 2015, the Shareholders approved the Say-on-Pay proposal with approximately 94% of the votes cast voting in favor of our executive compensation programs.

Vote Required

A majority of the votes present in person or represented by proxy at the Meeting is required to approve this Proposal No. 2.  Abstentions will have the same effect as votes against the Proposal.  Broker non-votes will have no effect on the vote for this Proposal.  If no voting instructions are given, the accompanying proxy will be voted for this Proposal No. 2.

Board Recommendation

The Board unanimously recommends a vote “FOR” this Proposal No. 2 to approve, on an advisory basis, the named executives’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information contained in this Proxy Statement.

PROPOSAL THREE:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended December 31, 2015, the firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was retained by the Audit, Compliance and Risk Management Committee of the Board to perform the annual integrated audit of the consolidated financial statements and internal controls over financial reporting of the Company and its subsidiaries.  The Audit, Compliance and Risk Management Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”

Following a review and assessment of the auditor’s performance, independence, fees and other factors, the Audit, Compliance and Risk Management Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.  PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1991.  In reviewing the auditor’s performance, the Committee reviews and discusses the auditor’s most recent PCAOB inspection report and its system of quality control.  The Committee also reviews and discusses proposed staffing levels and the selection of the lead engagement partner from the independent registered public accounting firm.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice.  If the Shareholders fail to ratify the selection, the Audit, Compliance and Risk Management Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit, Compliance and Risk Management Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.

Vote Required

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Board Recommendation

The Board recommends that Shareholders vote “FOR” this Proposal No. 3 to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.  Proxies solicited by the Board will be voted in favor of Proposal No. 3 unless Shareholders specify otherwise.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2015 and 2014.

	2015	2014
Audit Fees (1)	$644,489	$673,183
Audit Related Fees (2)	51,000	46,300
Tax Fees (3)	47,000	45,750
All Other Fees (4)	3,888	5,832

(1)	Includes fees incurred in connection with the audits of Community Bank System, Inc.

(2)
Includes fees related to the Uniform Single Attestation
Program for Mortgage Bankers, compliance with the
requirements of the Consolidated Audit Guide for
Audits of HUD Programs and the filing of a Form S-4
registration statement.

(3)
Includes tax preparation and compliance fees of $35,000
for 2015 and 2014,  and fees incurred in connection with
tax consultation related to acquisitions, tax planning,
and other matters of $12,000 and $10,750 and for 2015
and 2014, respectively.

(4)	Represents subscription fees to Inform in 2015 and Comperio in 2014, PricewaterhouseCoopers LLP trademarked products.

Pursuant to the Audit, Compliance and Risk Management Committee Charter, the Company is required to obtain pre-approval by the Audit, Compliance and Risk Management Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law.  In accordance with this pre-approval policy, the Audit, Compliance and Risk Management Committee pre-approved all audit and non-audit services for fiscal 2014 and fiscal 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based solely on its review of the copies of such filings received by it and written representations of the Reporting Persons with respect to the fiscal year ended December 31, 2015, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2015.

SHAREHOLDER PROPOSALS

If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC for Shareholder proposals.  Shareholder proposals seeking inclusion in the proxy statement for the Company’s 2017 Annual Meeting of Shareholders will not be deemed to be timely submitted pursuant to Rule 14a-8 unless they are received by the Company at its principal executive offices no later than December 1, 2016.

The Company’s Bylaws establish advance notice procedures with regard to Shareholder nominations to the Board and other Shareholder proposals that are not submitted for inclusion in the proxy statement, but that a Shareholder instead wishes to present directly at an annual meeting.  With respect to Director nominees, any nominations must be delivered to the Secretary of the Company not less than 60 days or more than 90 days prior to the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written nomination must be received no later than the close of business on the 10th day following the date on which the Company’s notice is mailed) in order for the nomination to be considered timely, and the nomination must contain the information set forth in the Bylaws.  Written notice of such other Shareholder proposals that are to be presented at an annual meeting must be received by the Secretary of the Company no later than 45 days prior to the date of the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written notice must be received no later than the close of business on the 15th day following the date on which the Company’s notice is mailed) in order to be considered timely, and must contain the information set forth in the Bylaws.

These advance notice provisions are in addition to, and separate from, the requirements that a Shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.  A proxy granted by a Shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the advance notice Bylaw provisions, subject to applicable rules of the SEC.  Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company at our principal executive offices.  Shareholders submitting Director nominations and proposals are urged to submit their nominations and proposals by certified mail, return receipt requested.

OTHER MATTERS

The Board of the Company is not aware of any other matters that may come before the Meeting.  However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date:  April 1, 2016

By Order of the Board of Directors

Danielle M. Cima
Secretary

Community
BANK SYSTEM, INC.

The Directors and Officers of
COMMUNITY BANK SYSTEM, INC.
extend a cordial invitation for you to
join them for light refreshments at
The Greater Oneida Kallet Civic Center,
159 Main Street, Oneida, New York 13421
at 12:00 PM immediately prior to the
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 18, 2016

Nicholas A. DiCerbo
Chairman

Mark E. Tryniski
President & CEO

0

PROXY

COMMUNITY BANK SYSTEM, INC.

5790 Widewaters Parkway
Dewitt, New York 13214-1883

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian M. Fancher and Danielle M. Cima, proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the items on the reverse side and at the discretion of said proxies on such other matters as may properly come before the meeting, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 18, 2016 or any adjournment thereof.

(Continued, and to be marked, signed and dated on the reverse side)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

COMMUNITY BANK SYSTEM, INC.

May 18, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until **11:59 PM EST** the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.communitybanksystem.com/docs.aspx?iid=100185

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20433000000000001000 4 051816

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Mark J. Bolus
- ○ Nicholas A. DiCerbo
- ○ James A. Gabriel
- ○ Edward S. Mucenski

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Advisory vote on executive compensation.	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as independent auditor for 2016.	☐	☐	☐

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

Please check here if you plan to attend the meeting. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.